Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Gerard M. Gleeson	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Reports Fourth Quarter And 2008 Annual Results

- Continues To Invest In Pharmaceutical R&D Future -

DOYLESTOWN, PA. – February 26, 2009 – The Quigley Corporation, (Nasdaq: QGLY) www.quigleyco.com today reported net sales of $6.8 million, for the fourth quarter ended December 31, 2008, compared to $10.7 million reported for the same period in 2007. For the year ended December 31, 2008, net sales were $20.5 million compared to $28.2 million reported for the year ended December 31, 2007.

The decrease in net sales for the fourth quarter and twelve month periods of 2008 reflects a continued review by customers of inventory levels and product mix, particularly in light of market conditions. Consumer purchases of market-wide cold remedy products experienced a general decrease in 2008 compared to 2007 as reported by Information Resources Inc., (“IRI”) data. The decrease reflects general economic weakness and overall reductions in consumer spending as well as the least incidence of colds by consumers in the last several years.

Net sales for the 2008 periods reflect the benefits of the Kids-EEZE® Chest Relief product line, which was launched in August 2008, and a price increase which commenced in the third quarter of 2007.  As part of ongoing initiatives to support consumer awareness, the Company continued to implement its advertising and targeted couponing campaign to promote the COLD-EEZE® brand and brand extensions during 2008.

The Quigley Corporation reported a loss from continuing operations for the fourth quarter ended December 31, 2008 of $2.0 million, or ($0.15) per share, compared to income from continuing operations of $1.8 million, or $0.13 per share for the fourth quarter of 2007.  Loss from continuing operations for the twelve months ended December 31, 2008 was $6.4 million, or ($0.50) per share compared to a loss of $1.9 million, or ($0.14) per share for 2007.

The loss from continuing operations for the fourth quarter and twelve months of 2008 reflect the aforementioned reduction in net sales and an increase in cost of sales, thereby reducing gross margin for the periods. The 2008 cost of sales also reflects costs of approximately $300,000 associated with the write-down in the value of fixed assets and excess inventory at the Elizabethtown, Pennsylvania manufacturing location.  This facility is in the process of being closed due to the consolidation of manufacturing operations in 2009.  This location has been primarily involved in the manufacture of hard candy and the closure of that facility will not impact the production and distribution of the Cold-Eeze brand of products which is manufactured at the Company’s Lebanon, Pennsylvania manufacturing facility.  The shortfall in gross margin was offset by a reduction in overall operating expenses of $1.1 million in the fourth quarter of 2008 and $3.0 million for the full year, compared to the respective 2007 periods.

The Company continued to invest in Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary developing natural-source potential prescription and other products.  Research and development costs associated with Quigley Pharma for 2008 were $4.3 million, a reduction of approximately $2.2 million, from $6.5 million in 2007.

No tax provision or benefits to reduce losses are provided for the quarter and twelve month periods ended December 31, 2008 and 2007, since the Company is in a net operating loss carry-forward position for which a valuation has been established.

In March 2008, The Quigley Corporation completed the sale of its wholly owned subsidiary, Darius International Inc. (“Darius”), which constituted the Health and Wellness segment, to InnerLight Holdings, Inc.  Net loss of the Company for the twelve months ended December 31, 2008 reflects results from discontinued operations associated with the sale of Darius that included a gain on disposal of $737,000 and income from discontinued operations of $139,000, totaling $876,000 as compared to a loss from discontinued operations of $602,000 for the same period in 2007.

The Company continued to invest in pharmaceutical research and development including QR448(a), a veterinary anti-viral compound against Infectious Bronchitis Virus (IBV) in poultry, and QR-333, an investigational new formulation for treating conditions associated with diabetic peripheral neuropathy.

According to The World Health Organization estimates, more than 171 million people have diabetes worldwide.  It is also estimated that 20 million people, representing approximately 7% of the United States population have diabetes of which some 60% will suffer from mild to severe nerve damage due to diabetic peripheral neuropathy. Conditions associated with diabetic peripheral neuropathy include numbness, skin ulcers, constant pain or extreme sensitivity to stimulus.

The research by the Company is part of its strategic initiatives to generate future growth. These initiatives include capitalizing on the growth potential of Quigley Pharma by developing natural-source potential prescription products particularly for diabetic peripheral neuropathy, avian flu in animals, rheumatoid arthritis and for protection against ionizing radiation.

The following is a summary of ethical pharmaceutical activities that occurred during 2008 and 2009 to date:

Ongoing Quigley Pharma research and development initiatives include investing in its key pharmaceutical formulations, QR-333.  The last subject in the Phase IIb study has completed treatment at the end November 2008 and the study is now in the final stage of data collection, evaluation and study conclusions.  The Company, after collecting all the patient information from 21 Study centers and conferring with its panel of experts on the data, will draft and report study conclusions, as they are available.

The Phase IIb study was designed to evaluate the safety and efficacy of QR-333, a unique topical formulation designed to offer physicians and patients an effective, easy to administer, safe treatment for diabetic peripheral neuropathy with little to no side effects.  To date there is no fully effective treatment for diabetic neuropathy.  Current treatment options are limited to products such as NSAIDs, analgesics, anticonvulsants, antidepressants, etc., which are often not well tolerated by patients.

Quigley Pharma generated positive results of its study to determine the duration of the anti-viral effect of QR448(a), a veterinary anti-viral compound against Infectious Bronchitis Virus (IBV) in commercial broiler chickens, a consumer meat type bird.  QR448(a) also prevented the transmission of IBV from infected to non-infected 2 week old commercial broiler chickens, a consumer meat type bird.

Veterinary poultry products industry experts and those familiar with prevention and control of IBV recognize that abating transmission is perhaps one of the most important ways to economically prevent, control and manage potential losses due to IBV outbreaks.

During the first quarter of 2009, the Company signed a license with assignment of ownership agreement with Levlad, LLC/Natures Gate, a manufacturer and marketer of personal care products based on botanicals, for its patented formulation QR-340, a clinically tested compound developed by Quigley Pharma, shown to improve the appearance of scars.  The general terms of the agreement allow the assignee to further refine, develop and commercialize the product with exclusivity and eventual full ownership of the patent within five years, beginning January 2009, with required royalty payments totaling $1.1 million to The Quigley Corporation over the time period. If minimum payments and terms are not met within the five year period, Quigley retains full rights and ownership of the property, however, Levlad can continue to pay per unit royalties beyond five years for a non-exclusive license.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow this Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended December 31, 2008	Three-Months Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2007
	($)	($)	($)	($)

Net Sales	6,779	10,743	20,507	28,242
Gross profit	2,863	7,643	11,413	18,556
Sales & marketing expenses	2,508	1,084	5,958	4,995
Administrative expenses	1,743	3,177	7,943	9,627
Research & development	612	1,690	4,242	6,482
Income taxes (benefit)	-	-	-	-
Income (Loss) from:
Continuing operations	(1,965)	1,818	(6,410)	(1,856)
Discontinued operations	-	(157)	876	(602)
Net Income (Loss)	(1,965)	1,661	(5,534)	(2,458)

Diluted income (loss) per share:

Continuing operations	($0.15)	$0.13	($0.50)	($0.14)
Discontinued operations	-	($0.01)	$0.07	($0.05)

Net income (loss)	($0.15)	$0.12	($0.43)	($0.19)

Diluted weighted average common shares outstanding	12,905,883	13,396,497	12,877,983	12,728,706

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at December 31, 2008 and 2007:

	2008 ($)	2007 ($)

Cash & cash equivalents	11,957	15,134
Accounts receivable, net	4,524	6,649
Inventory	3,001	4,136
Total current assets	20,666	28,835
Total assets	24,369	33,502
Total current liabilities	6,595	10,258
Total stockholders’ equity	17,744	23,244